EXHIBIT 99.1

ePlus Reports Fourth Quarter and Fiscal Year 2021 Financial Results

--Strong Earnings Performance Demonstrates Resilience of Business Model--

Fourth Quarter Fiscal Year 2021

•	Net sales decreased 3.8% to $352.6 million; technology segment net sales decreased 6.1% to $331.8 million; service revenues increased 8.2% to $52.9 million.
•	Adjusted gross billings increased 2.8% to $528.6 million.
•	Consolidated gross profit increased 6.6% to $97.9 million.
•	Consolidated gross margin was 27.8%, an increase of 270 basis points.
•	Net earnings increased 17.4% to $15.6 million.
•	Adjusted EBITDA increased 25.7% to $29.6 million.
•	Diluted earnings per share increased 17.2% to $1.16. Non-GAAP diluted earnings per share increased 13.7% to $1.41.

Fiscal Year 2021

•	Net sales decreased 1.3% to $1,568.3 million; technology segment net sales decreased 1.4% to $1,508.0 million; service revenues increased 4.7% to $202.2 million.
•	Adjusted gross billings increased 1.6% to $2,263.9 million.
•	Consolidated gross profit increased 0.6% to $393.6 million.
•	Consolidated gross margin was 25.1%, an increase of 50 basis points.
•	Net earnings increased 7.7% to $74.4 million.
•	Adjusted EBITDA increased 7.4% to $128.2 million.
•	Diluted earnings per share increased 7.6% to $5.54. Non-GAAP diluted earnings per share increased 4.1% to $6.38.

HERNDON, VA – May 20, 2021 – ePlus inc. (NASDAQ:  PLUS), a leading provider of technology and financing solutions, today announced financial results for the three months and fiscal year ended March 31, 2021.

Management Comment

“Our fourth quarter earnings performance reflected continued progress driving profitable growth from our IT solutions, particularly in the areas of security, cloud/data center, collaboration and annuity services, coupled with a steady focus on managing our cost structure. In the fourth quarter, gross profit increased 6.6%, and we realized an strong gross profit margin of 27.8%, our highest ever, due to growth in services revenue, increased product margins, and a high gross to net conversion.  Our improved margins and lower costs drove operating income up 31.9% in the quarter and 11.6% for the year.  EPS increased 17.2%, to $1.16, and adjusted EBITDA grew 25.7%, reflecting the strength and resilience of our business model,” said Mark Marron, President and Chief Executive Officer.

“In what was an unprecedented year, I am extremely proud of the entire ePlus team for responding with agility and unwavering commitment to support our customers’ evolving needs for integrated technology solutions.  For fiscal 2021, lower net sales were due, in part, to the industry’s continuing conversion to the XaaS revenue model and revenues recorded on a net basis.  We grew our services revenue, a key focus area that offers enhanced visibility due to our annuity-quality services offerings.  Importantly, we recorded substantive increases in operating income, adjusted EBITDA, and earnings per share.”

Fourth Quarter Fiscal 2021 Results

For the fourth quarter ended March 31, 2021 as compared to the fourth quarter of the prior fiscal year ended March 31, 2020:

Consolidated net sales decreased 3.8% to $352.6 million, from $366.5 million.

Technology segment net sales decreased 6.1% to $331.8 million, from $353.3 million due to lower product sales. Service revenues increased 8.2% to $52.9 million, from $48.9 million due to an increase in managed services.  Adjusted gross billings increased 2.8% to $528.6 million from $514.1 million.

Financing segment net sales increased 57.4% to $20.8 million, from $13.2 million due to an increase from sales of off lease equipment.

Consolidated gross profit increased 6.6% to $97.9 million, from $91.8 million. Consolidated gross margin was 27.8%, up from 25.1% last year, due to higher product margin in our technology segment as well as higher service margins.

Operating expenses were $74.3 million, up 0.5% from $73.9 million last year, primarily due to increases in variable compensation stemming from higher gross profit, partially offset by lower travel expenses and changes in reserve for credit losses.  Our headcount at the end of the quarter was 1,560, down 19 from a year ago.

Consolidated operating income increased 31.9% to $23.6 million.

Our effective tax rate for the current quarter was 32.6%, higher than the prior year quarter of 24.9%, primarily due to an increase of non-deductible compensation.

Net earnings increased 17.4% to $15.6 million.

Adjusted EBITDA increased 25.7% to $29.6 million, from $23.5 million.

Diluted earnings per share was $1.16, compared with $0.99 in the prior year quarter. Non-GAAP diluted earnings per share was $1.41, compared with $1.24 last year.

Fiscal Year 2021 Results

For the fiscal year ended March 31, 2021 as compared to the prior fiscal year ended March 31, 2020:

Consolidated net sales decreased 1.3% to $1,568.3 million, from $1,588.4 million.

Technology segment net sales decreased 1.4% to $1,508.0 million, from $1,530.1 million due to a larger portion of our sales that were recognized on a net basis. Service revenues increased 4.7% to $202.2 million, from $193.1 million primarily due to an increase in managed services.  Adjusted gross billings was $2,263.9 million, an increase of 1.6% from $2,227.9 million.

Financing segment net sales increased 3.6% to $60.4 million, from $58.3 million, primarily due to an increase in proceeds from sales of off lease equipment.

Consolidated gross profit increased 0.6% to $393.6 million, from $391.2 million. Consolidated gross margin was 25.1%, up from 24.6% last year, due to higher product margin in our technology segment as well as higher service margins.

Operating expenses were $287.2 million, down 2.9% from $295.9 million last year, primarily due to a decrease in travel, advertising & marketing, acquisition related expenses, and healthcare cost.

Consolidated operating income increased 11.6% to $106.3 million.

Our effective tax rate for the current fiscal year was 30.4%, higher than last year of 28.0%, primarily due to an adjustment to the federal benefit from state taxes.

Net earnings increased 7.7% to $74.4 million.

Adjusted EBITDA increased 7.4% to $128.2 million, from $119.4 million.

Diluted earnings per share was $5.54, compared with $5.15 in the prior year. Non-GAAP diluted earnings per share was $6.38, compared with $6.13 last year.

Balance Sheet Highlights

As of March 31, 2021, ePlus had cash and cash equivalents of $129.6 million, compared with $86.2 million as of March 31, 2020.  Inventory, which represents equipment ordered by customers but not yet delivered, increased 39.2% due to ongoing projects.  Total shareholders’ equity was $562.4 million, compared with $486.1 million as of March 31, 2020.  Total shares outstanding were 13.5 million on March 31, 2021 and March 31, 2020.

Summary and Outlook

“Fiscal 2021 was a very successful and productive year for ePlus, as we strengthened our capabilities both organically and through acquisitions, while generating growth in adjusted gross billings, margins and earnings.  Although component shortages may delay some near-term revenue, as the market continues to evolve, we expect to see accelerated demand for collaboration, remote work solutions, security, and cloud services.  We remain positive in our outlook for fiscal 2022 as ePlus continues to focus on the high growth areas that are critical to our customers’ digital transformation initiatives.”

Recent Corporate Developments/Recognitions

•	In the month of April:
	o	Achieved VMware Cloud on AWS VMware Master Services Competency.
o
ePlus will plant 10,000 trees through One Tree Planted, a non-profit organization dedicated to making it easier for individuals and businesses to give back to the environment, create a healthier climate, protect biodiversity, and help reforestation efforts.

•	In the month of March:
	o	CRN®, a brand of The Channel Company, recognized ePlus with a place on its 2021 Tech Elite 250 list.
	o	Board of directors authorized the Company to repurchase up to 500,000 shares of ePlus’ outstanding common stock over a 12-month period commencing May 28, 2021.
	o	CRN®, a brand of The Channel Company, named ePlus to its 2021 Managed Service Provider (MSP) 500 list in the Elite 150 category.
•	In the month of February:
	o	Achieved Amazon Web Services (AWS) Storage Competency status.
o
Implemented a cloud-based Cisco call center solution that helped clear the way for Rowan University in New Jersey to become one of only four of the initial COVID vaccine distribution centers in the state.

	o	IGXGlobal UK Limited, its London-based subsidiary, renewed its Cisco Gold Certified Partner designation in the UK.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on May 20, 2021:

Webcast (Live & Replay):
https://event.on24.com/wcc/r/3082272/D1D0303B8D92F5555E6FA9690D2FDDDC
Live Call:	(833) 714-0957 (toll-free/domestic) (778) 560-2893 (international)
Replay:	(800) 585-8367 (toll-free/domestic) or (416) 621-4642 (international)
Passcode:	1655478 (live call and replay)

The replay of this webcast will be available approximately two hours after the call through May 27, 2021.

About ePlus inc.

ePlus is a leading consultative technology solutions provider that helps customers imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and lifecycle services expertise across key areas including security, cloud, data center, collaboration, networking, and emerging technologies, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,500 associates serving a diverse set of customers in the U.S., Europe, and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook, LinkedIn, Twitter and Instagram.

ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, the duration and impact of the COVID-19 pandemic, which could materially adversely affect our financial condition and results of operations and has resulted worldwide in governmental authorities imposing numerous unprecedented measures to try to contain the virus that has impacted and may further impact our workforce and operations, the operations of our customers, and those of our respective vendors, suppliers, and partners; national and international political instability fostering uncertainty and volatility in the global economy including an economic downturn, an increase in tariffs or adverse changes to trade agreements, exposure to fluctuation in foreign currency rates, interest rates and downward pressure on prices; reduction of vendor incentive programs; and restrictions on our access to capital necessary to fund our operations; our ability to successfully perform due diligence and integrate acquired businesses; disruptions or a security breach in our or our vendors’ or suppliers’ IT systems and data and audio communication networks, supply chains or other systems; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with one or more of our largest volume customers or vendors; a possible decrease in the capital spending budgets of our customers or a decrease in purchases from us; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or floor planning facility, or obtain debt for our financing transactions; uncertainty regarding the phase out of LIBOR may negatively affect our operating results; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; the creditworthiness of our customers and our ability to reserve adequately for credit losses; our ability to secure our own and our customers’ electronic and other confidential information and remain secure during a cyber-security or ransomware attack; future growth rates in our core businesses; the impact of competition in our markets; our reliance on third parties to perform some of our service obligations to our customers; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service, software as a service and platform as a service; our ability to realize our investment in leased equipment; maintaining and increasing advanced professional services by recruiting and retaining highly skilled, competent personnel and vendor certifications; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2021	March 31, 2020
ASSETS

Current assets:
Cash and cash equivalents	$129,562	$86,231
Accounts receivable—trade, net	391,567	374,998
Accounts receivable—other, net	41,053	36,570
Inventories	69,963	50,268
Financing receivables—net, current	106,272	70,169
Deferred costs	28,201	22,306
Other current assets	10,976	9,256
Total current assets	777,594	649,798

Financing receivables and operating leases—net	90,165	74,158
Deferred tax asset--net	1,468	-
Property, equipment and other assets	42,289	32,596
Goodwill	126,645	118,097
Other intangible assets—net	38,614	34,464
TOTAL ASSETS	$1,076,775	$909,113

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$165,162	$82,919
Accounts payable—floor plan	98,653	127,416
Salaries and commissions payable	36,839	30,952
Deferred revenue	72,802	55,480
Recourse notes payable—current	5,450	37,256
Non-recourse notes payable—current	50,397	29,630
Other current liabilities	30,061	22,986
Total current liabilities	459,364	386,639

Recourse notes payable—long term	12,658	-
Non-recourse notes payable—long term	5,664	5,872
Deferred tax liability—net	-	2,730
Other liabilities	36,679	27,727
TOTAL LIABILITIES	514,365	422,968

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 13,503 outstanding at March 31, 2021 and 13,500 outstanding at March 31, 2020	145	144
Additional paid-in capital	152,366	145,197
Treasury stock, at cost, 993 shares at March 31, 2021 and 896 shares at March 31, 2020	(75,372)	(68,424)
Retained earnings	484,616	410,219
Accumulated other comprehensive income—foreign currency translation adjustment	655	(991)
Total Stockholders' Equity	562,410	486,145
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,076,775	$909,113

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2021	2020	2021	2020

Net sales
Product	$299,750	$317,621	$1,366,158	$1,395,288
Services	52,857	48,855	202,165	193,116
Total	352,607	366,476	1,568,323	1,588,404

Cost of sales
Product	222,566	244,638	1,049,677	1,076,773
Services	32,157	30,013	125,092	120,440
Total	254,723	274,651	1,174,769	1,197,213

Gross profit	97,884	91,825	393,554	391,191

Selling, general, and administrative	69,517	69,782	271,263	279,182
Depreciation and amortization	3,951	3,489	13,951	14,156
Interest and financing costs	826	676	2,005	2,574
Operating expenses	74,294	73,947	287,219	295,912

Operating income	23,590	17,878	106,335	95,279

Other income (expense)	(524)	(232)	571	680

Earnings before taxes	23,066	17,646	106,906	95,959

Provision for income taxes	7,513	4,400	32,509	26,877

Net earnings	$15,553	$13,246	$74,397	$69,082

Net earnings per common share—basic	$1.17	$0.99	$5.58	$5.18
Net earnings per common share—diluted	$1.16	$0.99	$5.54	$5.15

Weighted average common shares outstanding—basic	13,323	13,318	13,337	13,327
Weighted average common shares outstanding—diluted	13,416	13,390	13,417	13,415

Technology Segment
	Three Months Ended March 31,			Year Ended March 31,
	2021	2020	Change	2021	2020	Change
	(in thousands)			(in thousands)

Net sales
Product	$278,944	$304,402	(8.4%)	$1,305,789	$1,337,022	(2.3%)
Services	52,857	48,855	8.2%	202,165	193,116	4.7%
Total	331,801	353,257	(6.1%)	1,507,954	1,530,138	(1.4%)

Cost of sales
Product	215,768	243,601	(11.4%)	1,036,627	1,069,110	(3.0%)
Services	32,157	30,013	7.1%	125,092	120,440	3.9%
Total	247,925	273,614	(9.4%)	1,161,719	1,189,550	(2.3%)

Gross profit	83,876	79,643	5.3%	346,235	340,588	1.7%

Selling, general, and administrative	65,691	66,508	(1.2%)	256,210	264,123	(3.0%)
Depreciation and amortization	3,923	3,461	13.3%	13,839	14,016	(1.3%)
Interest and financing costs	255	294	(13.3%)	521	294	77.2%
Operating expenses	69,869	70,263	(0.6%)	270,570	278,433	(2.8%)

Operating income	$14,007	$9,380	49.3%	$75,665	$62,155	21.7%
Adjusted gross billings	$528,582	$514,130	2.8%	$2,263,865	$2,227,885	1.6%
Adjusted EBITDA	$19,907	$14,945	33.2%	$97,219	$85,840	13.3%

Technology Segment Net Sales by Customer End Market
	Twelve Months Ended March 31,
	2021	2020	Change

Telecom, Media, & Entertainment	25%	19%	6%
Technology	17%	21%	(4%)
SLED	16%	16%	-
Healthcare	13%	15%	(2%)
Financial Services	13%	13%	-
All others	16%	16%	-
Total	100%	100%

Financing Segment
	Three Months Ended March 31,			Year Ended March 31,
	2021	2020	Change	2021	2020	Change
	(in thousands)			(in thousands)

Net sales	$20,806	$13,219	57.4%	$60,369	$58,266	3.6%
Cost of sales	6,798	1,037	555.5%	13,050	7,663	70.3%
Gross profit	14,008	12,182	15.0%	47,319	50,603	(6.5%)

Selling, general, and administrative	3,826	3,274	16.9%	15,053	15,059	(0.0%)
Depreciation and amortization	28	28	0.0%	112	140	(20.0%)
Interest and financing costs	571	382	49.5%	1,484	2,280	(34.9%)
Operating expenses	4,425	3,684	20.1%	16,649	17,479	(4.7%)

Operating income	$9,583	$8,498	12.8%	$30,670	$33,124	(7.4%)
Adjusted EBITDA	$9,668	$8,586	12.6%	$31,026	$33,519	(7.4%)

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted Gross Billings, (ii) Adjusted EBITDA, (iii) Segment Adjusted EBITDA, (iv) non-GAAP Net Earnings and (v) non-GAAP Net Earnings per Common Share - Diluted.

We define adjusted gross billings as our technology segment net sales calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party maintenance, software assurance and subscription/SaaS licenses, and services.

We define adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, share based compensation, acquisition and integration expense, provision for income taxes, and other income (expense). Segment adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, share based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.

Non-GAAP net earnings and non-GAAP net earnings per common share – diluted are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition related amortization expense, and the related tax effects.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate non-GAAP adjusted gross billings, adjusted EBITDA, non-GAAP net earnings and non-GAAP net earnings per common share or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended March 31,		Year Ended March 31,
	2021	2020	2021	2020
	(in thousands)

Technology segment net sales	$331,801	$353,257	$1,507,954	$1,530,138
Costs incurred related to sales of third-party maintenance, software assurance and subscription / SaaS licenses, and services	196,781	160,873	755,911	697,747
Adjusted gross billings	$528,582	$514,130	$2,263,865	$2,227,885

	Three Months Ended March 31,		Year Ended March 31,
	2021	2020	2021	2020
	(in thousands)
Consolidated

Net earnings	$15,553	$13,246	$74,397	$69,082
Provision for income taxes	7,513	4,400	32,509	26,877
Depreciation and amortization [1]	3,951	3,489	13,951	14,156
Share based compensation	1,740	1,933	7,167	7,954
Acquisition and integration expense	39	(63)	271	1,676
Interest and financing costs	255	294	521	294
Other (income) expense [2]	524	232	(571)	(680)
Adjusted EBITDA	$29,575	$23,531	128,245	$119,359

	Three Months Ended March 31,		Year Ended March 31,
	2021	2020	2021	2020
	(in thousands)
Technology Segment
Operating income	$14,007	$9,380	$75,665	$62,155
Depreciation and amortization [1]	3,923	3,461	13,839	14,016
Share based compensation	1,683	1,873	6,923	7,699
Acquisition and integration expense	39	(63)	271	1,676
Interest and financing costs	255	294	521	294
Adjusted EBITDA	$19,907	$14,945	$97,219	$85,840

Financing Segment
Operating income	$9,583	$8,498	$30,670	$33,124
Depreciation and amortization [1]	28	28	112	140
Share based compensation	57	60	244	255
Adjusted EBITDA	$9,668	$8,586	$31,026	$33,519

	Three Months Ended March 31,		Year Ended March 31,
	2021	2020	2021	2020
	(in thousands)
GAAP: Earnings before taxes	$23,066	$17,646	$106,906	$95,959
Share based compensation	1,740	1,933	7,167	7,954
Acquisition and integration expense	39	(63)	271	1,676
Acquisition related amortization expense [3]	2,730	2,264	9,116	9,217
Other (income) expense [2]	524	232	(571)	(680)
Non-GAAP: Earnings before taxes	28,099	22,012	122,889	114,126

GAAP: Provision for income taxes	7,513	4,400	32,509	26,877
Share based compensation	567	482	2,188	2,218
Acquisition and integration expense	13	(16)	78	490
Acquisition related amortization expense [3]	874	549	2,730	2,487
Other (income) expense [2]	171	58	(143)	(200)
Tax benefit on restricted stock	-	-	(40)	87
Non-GAAP: Provision for income taxes	9,138	5,473	37,322	31,959

Non-GAAP: Net earnings	$18,961	$16,539	$85,567	$82,167

	Three Months Ended March 31,		Year Ended March 31,
	2021	2020	2021	2020

GAAP: Net earnings per common share – diluted	$1.16	$0.99	$5.54	$5.15

Share based compensation	0.09	0.11	0.38	0.43
Acquisition and integration expense	-	-	0.01	0.09
Acquisition related amortization expense [3]	0.13	0.13	0.48	0.51
Other (income) expense [2]	0.03	0.01	(0.03)	(0.04)
Tax benefit on restricted stock	-	-	-	(0.01)
Total non-GAAP adjustments – net of tax	$0.25	$0.25	$0.84	$0.98

Non-GAAP: Net earnings per common share – diluted	$1.41	$1.24	$6.38	$6.13

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.